UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

GRANITE FALLS ENERGY, LLC
(Exact name of registrant as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (320) 564-3100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement

On December 24, 2008, the Granite Falls Energy, LLC (“Granite Falls”) board of governors determined that the Ethanol Marketing Agreement (“Aventine Agreement”) with Aventine Renewable Energy, Inc. (“Aventine”) had been breached by Aventine, thereby terminating the Aventine Agreement. Pursuant to the Aventine Agreement, Aventine was the exclusive marketer for the ethanol produced at Granite Falls’ plant. In October 2008 Granite Falls concluded that it had reasonable grounds for insecurity regarding Aventine’s ability to perform under the Aventine Agreement. Accordingly, in both October 2008 and December 2008 Granite Falls requested from Aventine adequate assurance of Aventine’s ability to perform its obligations under the Aventine Agreement. Aventine did not provide such assurance; therefore, the Aventine Agreement was terminated on December 24, 2008.

Item 1.01 Entry into a Material Definitive Agreement

On December 24, 2008, Granite Falls entered into an Ethanol Marketing Agreement (“Eco Agreement”) with Eco-Energy, Inc. (“Eco-Energy”). Pursuant to the Eco Agreement, Eco-Energy agreed to purchase the entire ethanol output of Granite Falls’ ethanol plant and to arrange for the transportation of ethanol; however, Granite Falls is responsible for securing all of the rail cars necessary for the transport of ethanol by rail. Granite Falls will pay Eco-Energy a certain percentage of the FOB plant price in consideration of Eco-Energy’s services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: December 30, 2008

/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer

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